EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization
Resources Connection LLC	Delaware
Names under which Resources Connection LLC does business:
Resources Global Professionals
Resources Connection LLC
Re:sources Connection LLC
RCTC LLC
RCTC
Resources Connection LLC of Delaware
Resources Connection LLC DBA RCTC Resources Connection LLC, a limited liability company of Delaware
Resources Global Professionals, Inc. (Canada)	Ontario, Canada

Resources Global Professionals Limited (HK)	Hong Kong, People’s Republic of China

Resources Connection Taiwan Ltd.	Taipei, Taiwan

Resources Connection (UK) Ltd.	England and Wales, Great Britain
Names under which Resources Connection (UK) Ltd. does business:
Resources Global Professionals (UK)

RC Management Group, LLC	Delaware

RCG, LP	Texas

RECN of Texas, LP	Texas
Names under which RECN of Texas LP does business:
Resources Global Professionals LP

Resources Audit Solutions, LLC	Delaware

RC Holdings I, LLC	Delaware

RC Holdings II, LLC	Delaware

Resources Global Professionals Europe BV	Netherlands

Resources Connection Holdings BV	Netherlands

Nordic Spring Management Consulting AB	Sweden

Resources Global Professionals Japan K.K.	Japan

Resources Connection Australia Pty Ltd.	Australia
Names under which Resources Connection Australia Pty Ltd. does business:
Resources Global Professionals Australia